Active Power Reports Fourth Quarter and Full Year 2015 Results

AUSTIN, Texas (Feb. 23, 2016) - Active Power (NASDAQ: ACPW), a manufacturer of flywheel energy storage products and modular infrastructure solutions (MIS) for mission critical and renewable applications worldwide, reported results for the fourth quarter and full year ended December 31, 2015.

Highlights

•	Total revenue in 2015 increased $8.3 million or 17% to $57.4 million compared to total revenue in 2014

•	Double digit annual growth in uninterruptible power supply (UPS) and MIS

•	Backlog at December 31, 2015, was $30.8 million compared to $26.7 million at December 31, 2014, an improvement of $4.1 million or 15%

•	Gross margin was 29% in 2015 compared to 26% in 2014

•	Operating expenses decreased $1.8 million or 7% in 2015 compared to 2014; expenses down seven of the last nine quarters

•	Adjusted EBITDA improved to a loss of $3.7 million in 2015 compared to a loss of $10.1 million in 2014

Fourth Quarter and Full Year 2015 Financial Results
Revenue in the fourth quarter of 2015 was $12.5 million compared to $15.4 million in the year-ago period and $14.9 million in the previous quarter. The decrease in revenue from both periods is due to lower product and service sales. For the full year, total revenue was $57.4 million compared to $49.1 million in 2014. The change in total revenue is attributable to higher product sales, primarily by the increase in MIS business that was driven by a large order from an IT channel partner, and stronger demand for the company’s flywheel UPS solutions.

Gross margin in the fourth quarter of 2015 was 25% compared to 26% in the year-ago period and 26% in the previous quarter. The modest decrease in gross margin from both periods is primarily related to under absorption of fixed overhead costs in manufacturing and lower volume of service revenue which contains a higher margin. For the full year, gross margin was 29% compared to 26% in 2014. The increase in gross margin is related to higher margin MIS along with improvements in manufacturing absorption on increased production in 2015.

Operating expenses in the fourth quarter of 2015 were $5.9 million compared to $6.0 million in the year-ago period and $5.6 million in the previous quarter. The increase in operating expenses from the prior quarter is primarily due to the recovery of a previously reserved receivable. For the full year, operating expenses decreased to $22.9 million from $24.7 million in 2014. The decrease was primarily due to lower spending on materials and services for product development, lower commissions and management's efforts to focus on productivity improvements and disciplined spending, partially offset by increased expense for management incentive plan accruals.

Net loss in the fourth quarter of 2015 was $2.9 million or $(0.13) per share compared to a net loss of $2.0 million or $(0.09) per share in the year-ago period and a net loss of $1.7 million or $(0.08) per share in the previous quarter. The increase in net loss from both periods is primarily due to lower revenue in the fourth quarter of 2015. For the full year, net loss was $6.5 million or $(0.28) per share compared to a net loss of $12.8 million or $(0.57) per share in 2014. The decrease in net loss from 2014 to 2015 was due to an increase in revenue and gross margin and lower operating expenses.

Adjusted EBITDA in the fourth quarter of 2015 was a loss of $2.2 million compared to a loss of $1.3 million in the year-ago period and a loss of $1.0 million in the previous quarter. The decrease in adjusted EBITDA from both periods is primarily due to lower revenues resulting in a higher net loss in the fourth quarter of 2015. For the full year, adjusted EBITDA was a negative $3.7 million compared to a negative $10.1 million in 2014. An EBITDA reconciliation is provided below.

Cash and cash equivalents totaled $12.3 million at December 31, 2015, compared to $10.6 million at September 30, 2015, and $14.8 million at December 31, 2014.

Bookings and Backlog
Bookings in the fourth quarter of 2015 were $8.0 million compared to bookings of $18.5 million in the year-ago period and $17.0 million in the previous quarter. On a cumulative year-to-date basis through December 31, 2015, bookings were $61.5 million resulting in a book-to-bill ratio of 1.07. The dollar amount of backlog was approximately $30.8 million at December 31, 2015. Of the total backlog at December 31, 2015, approximately $9.4 million is not expected to be filled in the following 12 months which includes both long-term service contracts and UPS product orders.

Bookings amounts represent anticipated revenue from product orders received during the period that are believed to be firm and from signed contracts for service work. Backlog represents the amount of anticipated revenue from prior bookings at the end of the period. Please refer to the Supplemental Information following the Condensed Consolidated Balance Sheets for more detail regarding bookings.

Management Commentary
“We are pleased to have delivered the strongest overall annual performance for Active Power over a three year period,” said Mark A. Ascolese, president and CEO, at Active Power. “Our improved financial results and operating metrics achieved in 2015 demonstrate the steady progress we made as we continue to focus on increasing bookings and backlog, improving our operational efficiencies and controlling cost. We achieved double digit annual growth in UPS and MIS while reducing expenses and improving gross margin. Our backlog also improved 15 percent in 2015 over 2014.”

“The overall lengthening of sales cycles coupled with soft market conditions resulted in lower bookings in the fourth quarter of 2015. We have seen delays for orders being awarded and schedule changes to defer delivery. We remain vigilant in our expense management initiatives in light of these market conditions.”

“While revenue and earnings in the fourth quarter of 2015 were lower than in prior periods, we demonstrated the depth of our fundamental, long-term planning. We entered 2016 with a higher backlog, a lower cost base and a growing opportunities pipeline bolstered by a higher number of large project opportunities as compared to the past three years. Near-term challenges notwithstanding, we look forward to 2016 being another year of improved performance.”

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, February 23, 2016, at 8:30 a.m. (ET) to discuss its fourth quarter and full year 2015 results. Interested parties can dial into the conference call at the time of the event at (877) 317-6789. For callers outside the U.S., please dial (412) 317-6789.

For parties wanting to listen live via the web, a webcast button is located on Active Power's investor relations website at http://ir.activepower.com. A replay of the webcast will be available via Active Power’s investor relations website.

About Active Power
Active Power (NASDAQ: ACPW) designs and manufactures flywheel uninterruptible power supply (UPS) systems, modular infrastructure solutions (MIS), and energy storage products for mission critical and renewable applications worldwide. The company’s products deliver an unmatched combination of total cost of ownership, reliability and sustainability for leading organizations around the world. Customers are served via Austin and three regional operations centers located in the United Kingdom, Germany and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Non-GAAP Financial Measure
This press release includes information about adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). At the end of the following tables, Active Power has provided a reconciliation of historical adjusted EBITDA to GAAP net loss, the most directly comparable GAAP financial measure, under the heading “Reconciliation of Net Loss to Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of adjusted EBITDA. See “About Presentation of Adjusted EBITDA” in the following tables for our definition of adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by references to future periods, and include statements we make regarding:

•	our expectations that we can increase bookings and backlog;

•	our belief that we can improve operational efficiencies;

•	our ability to control our future expenses;

•	our ability to expand our sales distribution network;

•	our ability to diversify our revenue stream through sales to healthcare and industrial applications;

•	our future anticipated working capital needs;

•	our ability to raise additional cash if needed to fund our operations;

•	anticipated levels of bookings and revenue;

•	our ability to improve inventory turns and factory utilization;

•	expected fluctuations in currency exchange rates; and

•	our expectation that seasonal trends will continue in fiscal 2016.

Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including: the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; the possibility backlog may not result in revenue; financial results that may vary significantly from quarter to quarter due to seasonality and volatility in customer demand; our continued ability to obtain sufficient working capital to fund our operations; risks related to our international operations; our dependence on our relationships with Caterpillar, Hewlett Packard Enterprise, and on our distributors; product performance and quality issues; significant competition; intellectual property claims; the pending SEC investigation that could result in fines and penalties; our continued ability to borrow under our credit agreement or raise capital as needed to support the business; and our ability to continue to hire and retain qualified personnel.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Jordan Darrow
Darrow Associates, Inc.
(631) 367-1866
jdarrow@darrowir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenues:
Product revenue	$9,626	$11,541	$43,247	$36,211
Service and other revenue	2,899	3,811	14,174	12,925
Total revenue	12,525	15,352	57,421	49,136

Cost of goods sold:
Cost of product revenue	7,461	9,435	32,017	29,182
Cost of service and other revenue	1,976	1,868	8,587	7,302
Total cost of goods sold	9,437	11,303	40,604	36,484
Gross profit	3,088	4,049	16,817	12,652

Operating expenses:
Research and development	1,329	1,493	5,723	6,689
Selling and marketing	2,532	3,009	10,589	11,940
General and administrative	2,015	1,513	6,565	6,043
Total operating expenses	5,876	6,015	22,877	24,672
Loss from Operations	(2,788)	(1,966)	(6,060)	(12,020)

Interest expense, net	(123)	(94)	(375)	(395)
Other income (expense), net	5	10	(24)	(160)

Loss before income taxes	(2,906)	(2,050)	(6,459)	(12,575)
Income tax expense	—	6	—	(252)
Net loss	$(2,906)	$(2,044)	$(6,459)	$(12,827)

Net Loss per share, basic and diluted	$(0.13)	$(0.09)	$(0.28)	$(0.57)

Shares used in computing net loss per share, basic and diluted	23,137	23,128	23,134	22,494

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
	December 31, 2015	December 31, 2014

ASSETS

Current assets:
Cash and cash equivalents	$12,260	$14,824
Restricted cash	36	40
Accounts receivable, net of allowance for doubtful accounts of $70 and $212 at December 31, 2015 and December 31, 2014, respectively	8,849	11,222
Inventories, net	6,466	6,845
Prepaid expenses and other	792	800
Total current assets	28,403	33,731
Property and equipment, net	1,914	2,076
Deposits and other	278	291
Total assets	$30,595	$36,098

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,852	$4,044
Accrued expenses	4,494	4,134
Deferred revenue	3,576	2,771
Revolving line of credit	5,535	5,535
Total current liabilities	16,457	16,484
Long-term liabilities	583	821
Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	—	—
Common stock - $0.001 par value; 40,000 shares authorized; 23,171 and 23,162 issued and 23,109 and 23,094 outstanding at December 31, 2015 and December 31, 2014, respectively	23	23
Treasury stock	(240)	(231)
Additional paid-in capital	304,094	302,667
Accumulated deficit	(290,454)	(283,995)
Other accumulated comprehensive income	132	329
Total stockholders' equity	13,555	18,793
Total liabilities and stockholders' equity	$30,595	$36,098

Active Power, Inc.
Supplemental Information (in thousands)

Revenue by Product	Three Months Ended						Twelve Months Ended
	December 31, 2015	% of total	December 31, 2014	% of total	September 30, 2015	% of total	December 31, 2015	% of total	December 31, 2014	% of total

UPS	$9,503	76%	$6,885	45%	$5,528	37%	$31,046	54%	$28,064	57%
MIS	123	1%	4,656	30%	5,640	38%	12,201	22%	8,147	17%
Total Product Revenue	9,626	77%	11,541	75%	11,168	75%	43,247	75%	36,211	74%
Service	2,899	23%	3,811	25%	3,744	25%	14,174	25%	12,925	26%
Total Revenue	$12,525	100%	$15,352	100%	$14,912	100%	$57,421	100%	$49,136	100%

Revenue by Geography

Americas	$9,566	76%	$8,389	55%	$12,057	81%	$43,068	76%	$31,495	64%
EMEA	2,541	20%	5,416	35%	1,878	13%	12,434	22%	13,998	29%
Asia	418	3%	1,547	10%	977	6%	1,919	3%	3,643	7%
Total Revenue	$12,525	100%	$15,352	100%	$14,912	100%	$57,421	100%	$49,136	100%

Active Power, Inc.
Supplemental Information (in thousands)

Total Bookings	Three Months Ended					Twelve Months
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015

Bookings	$18,500	$19,171	$17,322	$16,992	$8,043	$61,528
Book to Bill Ratio	1.21	1.46	1.03	1.14	0.64	1.07

Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)
	Three Months Ended			Twelve Months Ended
	December 31, 2015	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014

Net Loss	$(2,906)	$(2,044)	$(1,736)	$(6,459)	$(12,827)
Interest Expense	123	94	95	375	395
Depreciation Expense	234	266	239	997	1,191
Stock Based Compensation	385	341	369	1,428	1,139
Impairment of Long-Lived Assets	—	—	—	—	42
Adjusted EBITDA	$(2,164)	$(1,343)	$(1,033)	$(3,659)	$(10,060)

About Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with GAAP, and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power, Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.